UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2014

WILSON BANK HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Tennessee	000-20402	62-1497076
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

623 West Main Street
Lebanon, Tennessee	37087
(Address of principal executive offices)	(Zip Code)

(615) 444-2265

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective September 19, 2014, the Board of Directors (the “Board”) of Wilson Bank Holding Company, a Tennessee corporation (the “Company”), elected William P. Jordan to the Board as a Class I director. Mr. Jordan’s initial term will expire at the Company’s annual meeting of shareholders in 2015, at which time it is expected that his nomination as a Class I director will be submitted to a vote of the Company’s shareholders. Mr. Jordan has also been elected as a director of the Company’s wholly-owned subsidiary Wilson Bank & Trust (the “Bank”), and appointed as a member of the Finance Committee of the board of directors of the Bank. There are no arrangements or understandings between Mr. Jordan and any other persons pursuant to which he was selected as a director. Additionally, there are no transactions involving the Company and Mr. Jordan that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

Mr. Jordan, age 50, who was raised on a dairy farm in Rutherford County, Tennessee, is a real estate investor in middle Tennessee as well as a partner in a farming operation. Mr. Jordan also serves as a member of the Rutherford County Commission and of the Middle Tennessee Electric Membership Corporation.

In connection with his appointment to the Board and the board of directors of the Bank, Mr. Jordan will be compensated in the same manner as the Company’s and the Bank’s other non-employee directors, which is described under the caption “Director Compensation” in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on March 7, 2014, and currently includes a mixture of a monthly cash retainer and cash paid for board and committee meetings attended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILSON BANK HOLDING COMPANY

By:	/s/ J. Randall Clemons
J. Randall Clemons
President and Chief Executive Officer

Date: September 22, 2014